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Exhibit 10.5

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is effective as of the 5th day of May 2004 by and between Hyperspace Communications, Inc., a Colorado corporation (the "Employer" or "Company") and Mark J. Endry (the "Executive"). In consideration of the mutual covenants contained in this Agreement, the Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer upon the terms and conditions hereinafter set forth.

ARTICLE I
TERM OF EMPLOYMENT

        1.1    Initial Term.    The initial term of employment hereunder shall commence on October 27, 2002 (the "Commencement Date") and shall continue for a period of three (3) years from that date.

        1.2    Renewal; Non- Renewal Benefits to Executive.    At the end of the initial term of this Agreement, and on each anniversary thereafter, the term of Executive's employment shall be automatically extended one additional year unless, at least thirty (30) days prior to such anniversary, the Employer shall have delivered to the Executive or the Executive shall have delivered to the Employer written notice that the term of the Executive's employment hereunder will not be extended.

ARTICLE 2
DUTIES OF THE EXECUTIVE

        2.1    Duties.    The Executive shall be employed with the title of President and Chief Executive Officer with the responsibilities and authority as are customarily possessed by such officers including, but not limited to those duties as may from time to time be assigned to Executive by the Board of Directors of Employer (the "Board"). Executive shall have full responsibility and authority for formulating policies and for the management and operation of Employer, subject to the general direction and control of the Board. Executive's Job description is attached as Exhibit A.

        2.2    Extent of Duties.    Except as provided below, Executive shall devote all of his working time, efforts, attention and energies to the business of the Employer.

ARTICLE 3
COMPENSATION OF THE EXECUTIVE

        3.1    Salary.    As compensation for services rendered under this Agreement, the Executive shall receive an annual salary of $200,000, which shall be his base compensation. Executive's base compensation will be increased, at least annually on the Executive's October 27 employment anniversary date of each year during the term of this Agreement, by an amount to be determined by the Board of Directors. Provided, however, that the first annual increase on October 27, 2004 shall raise Executive's annual base compensation to at least $300,000 unless otherwise agreed to by Executive, in his sole discretion. Executive's salary is payable in accordance with Employer's normal business practices. In addition to the base salary, Executive shall be eligible to participate in a bonus compensation plan as established by the Board of Directors of the Company, and attached hereto as Exhibit B.

        3.2    Incentive Compensation.    In addition to any options previously granted to Executive under the Hyperspace Communications, Inc. 2001 Stock Option Plan (the "Plan") or otherwise, Executive shall be entitled to receive options to purchase shares of Employer's common stock as incentive compensation, from time to time, in amounts, and on terms and conditions, determined by the Board in its sole discretion.    In the event of any "Change in Control," as defined in Section 5.1(a)(v) hereof, any unvested Options shall be accelerated and shall vest immediately prior to the occurrence of such Change in Control. In the event Executive is terminated by Employer without "Cause" (as defined below), or by Executive pursuant to Section 5.1(a), any unvested Options shall be accelerated and shall vest immediately prior to the occurrence of such termination.

        3.3    Benefits.    Executive shall be entitled to paid vacation and all paid holidays as customarily extended to executive employees. Executive shall be entitled to participate in all of Employer's employee benefit plans and employee benefits, including any retirement, pension, profit-sharing, insurance, hospital or other plans and benefits which now may be in effect or which may hereafter be adopted, it being understood that Executive shall have the same rights and privileges to participate in such plans and benefits as any other executive employee during the term of this Agreement. Participation in any benefit plans shall be in addition to the compensation otherwise provided for in this Agreement.

        3.4    Expenses.    Executive shall be entitled to prompt reimbursement for all reasonable expenses incurred by Executive in the performance of his duties hereunder, including but not limited to, all expenses incurred in connection with travel, meals, and lodging.

ARTICLE 4
NON-COMPETITION; CONFIDENTIALITY; WORK FOR HIRE

        4.1   The Executive will offer to the Employer any investment or other opportunity in the business of the type conducted by Employer of which Executive may become aware during the term of this Agreement. If the Board of Directors of the Employer refuses the opportunity to participate in the investment or venture, the Executive may do so as permitted by Section 4.2 hereof and otherwise only if Executive obtains consent to do so from a majority of the directors.

        4.2   The Executive may make passive investments in publicly-traded companies involved in the business of the type conducted by Employer, provided any such investment does not exceed a five (5%) equity interest, unless Executive obtains a consent to acquire an equity interest exceeding five percent (5%) by a vote of a majority of the directors.

        4.3   Except as provided in Sections 4.1 and 4.2 hereof, the Executive may not participate in the business of the type conducted by Employer, except as an employee of Employer, during the term of this Agreement except through and on behalf of the Company.

        4.4   For a period of one year after the termination or expiration of this Agreement, the Executive shall not own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business which is engaged in the type of business conducted by the Employer at the time this Agreement terminates. In the event of the Executive's actual or threatened breach of this paragraph, the Employer shall be entitled to a preliminary restraining order and injunction restraining the Executive from violating its provisions. Nothing in this Agreement shall be construed to prohibit the Employer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Executive. If this Agreement is terminated by Executive for any reason enumerated under Section 5.1(a) or by Employer for any reason enumerated under Section 5.1(e), then this Section 4.4 shall terminate upon termination of the Agreement and the one year period referred to in the first sentence will not apply.

        4.5.1 The Executive recognizes and acknowledges that the information, business, list of the Employer's customers and any other trade secret or other secret or confidential information relating to Employer's business as they may exist from time to time are valuable, special and unique assets of Employer's business. Therefore, Executive agrees as follows:

          (a)   That Executive will hold in strictest confidence and not disclose, reproduce, publish or use in any manner, whether during or subsequent to this employment, without the express authorization of the Board of Directors of the Employer, any information, business, customer lists, or any other secret or confidential matter relating to any aspect of the Employer's business, except as such disclosure or use may be required in connection with Executive's work for the Employer.

          (b)   That upon request or at the time of leaving the employ of the Employer the Executive will deliver to the Employer, and not keep or deliver to anyone else, any and all notes, memoranda, documents and, in general, any and all material relating to the Employer's business.

          (c)   That the Board of Directors of Employer may from time to time reasonably designate other subject matters requiring confidentiality and secrecy which shall be deemed to be covered by the terms of this Agreement.

        4.5.2 In the event of a breach or threatened breach by the Executive of the provisions of paragraph 4.5.1, the Employer shall be entitled to an injunction (i) restraining the Executive from disclosing, in whole or in part, any information as described above or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed; and/or (ii) requiring that Executive deliver to Employer all information, documents, notes, memoranda and any and all other material as described above upon Executive's leave of the employ of the Employer. Nothing herein shall be construed as prohibiting the Employer from pursuing other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Executive.

        4.6   Executive agrees that any and all inventions, discoveries, improvements, creations and/or other information, whether patentable or unpatentable and whether or not confidential ("work(s)") which Executive has conceived or made while Executive was employed by the Company, or may conceive or make during the term of this Agreement, in any way directly and indirectly, solely and/or jointly, by Executive in any way related to the business of the Company shall be deemed a "work made for hire" as that term is used in Title 17 of the United States Code and shall be the sole and exclusive property of the Employer. The Company shall be owner of all such work and deemed the author of such work with the full right to apply for a patent, trademark or copyright in such work in the United States and all foreign countries. Executive shall execute any and all documents requested by the Company to effect the foregoing. Executive hereby grants, bargains, sells and assigns all Executive's right, title and interest in any copyrighted and/or proprietary work relating to the business of the Company that Executive conceives or makes while employed by the Company. To the extent that work product of any work done by Executive while employed by the Company is not deemed to be "work made for hire," Executive hereby assigns all proprietary rights, including patent and copyright, in these works to Employer without further compensation. Executive further agrees to: (1) disclose promptly to Employer all such work which Executive has made while employed by the Company or may make solely, jointly or commonly with others during the term of this Agreement; (2) assign all work to Employer; and (3) execute and sign any and all applications, assignments or other instruments which Employer may deem necessary in its sole discretion in order to enable Employer, at its expense, to apply for, prosecute and obtain copyrights, patents, trademarks or other proprietary rights in the Untied States and foreign countries and in order to transfer to Employer all right, title and interest in said work.

        4.7   Notwithstanding the foregoing, this Agreement shall not be deemed or construed to prohibit Executive from acting as a technical advisor for Renovo, ITU Ventures or Xaware, or their successors and receiving compensation in connection therewith so long as such service does not interfere or conflict with Executives obligations under section 2.1 of this Agreement.

ARTICLE 5
TERMINATION OF EMPLOYMENT

        5.1    Termination.    The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

          (a)    By Executive for Cause.    Upon the occurrence of any of the following events, this Agreement may be terminated by the Executive for Cause by written notice to Employer:

            (i)    if Employer makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, or there shall have been filed any petition or application for the involuntary bankruptcy of Employer, or other similar proceeding, in which an order for relief is entered or which remains undismissed for a period of thirty days or more, or Employer seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of Employer or any material part of its assets; or

            (ii)   the sale by Employer of substantially all of its assets; or

            (iii)  a decision by Employer to terminate its business and liquidate its assets; or

            (iv)  a material detrimental change in Executive's duties, benefits or title without the consent of Executive, a failure of Executive and the Company to agree on Executive's annual base salary or Bonus Plan for any year after the year ending October 26, 2006, or a failure by the Company to offer Executive Incentive Compensation; or

            (v)   a Change in Control of the Company. A "Change in Control" shall be deemed to have occurred if:

              (A)  Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (1) the outstanding shares of common stock of the Company or (2) the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; or

              (B)  the Company (1) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity, outstanding immediately after such merger, consolidation or exchange; or (2) the individuals constituting the Company's Board of Directors immediately prior to such merger, consolidation or exchange shall cease to constitute at least 50% of the Board, unless the election of each director who was not a director prior to such merger, consolidation or exchange was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, or exchange; or

              (C)  a change in person who serves as the Chairman of the Board, unless Executive approves of the new Chairman of the Board; or

            (vi)  the Company's relocation of Executive's work place to a location that is more than thirty miles from Executive's work place as of the Commencement Date; or

            (vii) the Company's willful violation of the material provisions of this Agreement.

          (b)    Death.    This Agreement shall terminate upon the death of Executive.

          (c)    Disability.    The Employer may terminate this Agreement upon the permanent disability of the Executive. Executive shall be considered disabled (whether permanent or temporary) if: (1) he is disabled as defined in a disability insurance policy purchased by or for the benefit of the Executive; or (2) if no such policy is in effect, he is incapacitated to such an extent that he is unable to perform for a six month period substantially all of his duties for Employer that he performed prior to such incapacitation.

          (d)    By Employer for Cause.    The Employer may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Employer shall have "Cause" to terminate the Executive's employment hereunder upon the following: (1) the continued failure by the Executive substantially to perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) that is not cured by Executive within thirty days after demand for substantial performance is delivered by the Employer; or (2) misconduct by the Executive which is materially injurious to the Employer, monetarily or otherwise that is not cured by Executive within thirty days after notice of the misconduct is delivered by the Employer; or (3) the willful violation by the Executive of the material provisions of this Agreement that is not cured within 30 days after notice of the violation is delivered by the Employer. The Company will not be required to give Executive notice and the opportunity to cure if Executive is convicted of a felony involving dishonesty, violence or moral turpitude, and the Company will not be required to give Executive more than one notice of the same failure to perform, misconduct or violation of this Agreement.

          (e)    By Employer upon Termination of Business.    Upon the occurrence of any of the following events, this Agreement may be terminated by the Employer by written notice to Executive:

            (i)    if Employer makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, or there shall have been filed any petition or application for the involuntary bankruptcy of Employer, or other similar proceeding, in which an order for relief is entered or which remains undismissed for a period of thirty days or more, or Employer seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of Employer or any material part of its assets; or

            (ii)   a decision by Employer to terminate its business and liquidate its assets.

          (f)    By Executive without Cause.    Executive may resign his employment without breaching this Agreement at anytime by giving Employer Notice of Termination no less than 90 days before the last date Executive intends to work for Employer. If Executive resigns his employment, except as required by law (e.g., continuation of health insurance under COBRA), Employer will have no obligation to provide compensation, stock options or benefits to Executive after the Date of Termination

        5.2    Notice of Termination.    Any termination of the Executive's employment by the Employer or by the Executive (other than termination pursuant to subsection 5.1(b) above) shall be communicated by written Notice of Termination to the other party.

        5.3    Date of Termination.    "Date of Termination" shall mean: (i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated for cause, the date on which a Notice of Termination is received by the Executive; (iii) if Executive resigns under 5.1(f), the date specified in the Notice of Termination which shall be no less than 90 days before the last date the Executive intends to work for Employer; and (iv) if the Executive's employment is terminated for any other reason, the date specified in a Notice of Termination by Employer or

Executive, which date shall be no less than 30 days following the date on which Notice of Termination is given.

        5.4    Compensation Upon Termination.

          (a)   Following termination of this Agreement pursuant to Sections 5.1(a) or 5.1(e), the Executive shall be paid severance in an amount equal to 18 months' compensation as outlined in Section 3.1 on the Date of Termination, which severance will be paid to Executive, less all lawful deductions, within 30 days after the Date of Termination. The Company will also continue to make all employer contributions to any health, disability, vision, life or other insurance coverage for the Executive or the Executive's family that the Company made during the term of this Agreement, which obligation will continue for the earlier of 18 months after the Date of Termination, the date on which the Executive obtains insurance from another employer that provides at least the same coverage as the equivalent insurance through the Company, or the date the Executive dies.

          (b)   Following the termination of this Agreement pursuant to Section 5.1(d), or 5.1(f), the Executive shall be entitled to compensation (salary, any earned portion of Executive's bonus compensation plan and unpaid vacation) only through the Date of Termination.

          (c)   Following the termination of this Agreement pursuant to Section 5.1(b), Employer shall pay to Executive's estate the compensation which would otherwise be payable to Executive to the end of the month in which his death occurs. This payment shall be in addition to life insurance benefits, if any, paid to Executive's estate under policies for which the Employer pays all premiums and Executive's estate is the beneficiary; provided first that any outstanding loans due Employer by Executive are paid in full.

          (d)   In the event of permanent disability of the Executive as described in Section 5.1(c), if Employer elects to terminate this Agreement, Executive shall be entitled to receive compensation and benefits through the Date of Termination; any such payment, however, shall be reduced by disability insurance benefits, if any, paid to Executive under policies (other than group policies) for which Employer pays all premiums and Executive is the beneficiary.

          (e)   Following termination of Executive's employment under this Agreement by reason of non-renewal of this Agreement by Employer under Section 1.2, Executive shall be paid severance in an amount equal to 18 months' compensation as outlined in Section 3.1 on the Date of Termination, which severance will be paid to Executive, less all lawful deductions, within 30 days after the Date of Termination.

        5.5    Remedies.    Any termination of this Agreement shall not prejudice any other remedy to which the Employer or Executive may be entitled, either at law, equity, or under this Agreement. The parties agree that all compensation to be paid to Executive by Employer under Section 3.1 and Section 5, including all amounts Executive is to be paid after the Date of Termination, is "'wages' or 'compensation,"' as defined by the Colorado Wage Claim Act, § 8-4-101(8) (2003).

ARTICLE 6
GENERAL PROVISIONS

        6.1    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

        6.2    Arbitration.    Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration by the Judicial Arbitration Group, Inc. or another service agreeable to the parties in the City and County of Denver, Colorado, in accordance with the applicable employment arbitration rules then existing of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof.

        6.3    Entire Agreement.    This Agreement supersedes any and all other Agreements, whether oral or in writing, between the parties with respect to the employment of the Executive by the Employer. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.

        6.4    Successors and Assigns.    This Agreement, all terms and conditions hereunder, and all remedies arising herefrom, shall inure to the benefit of and be binding upon Employer, any successor in interest to all or substantially all of the business and/or assets of Employer, and the heirs, administrators, successors and assigns of Executive. Except as provided in the preceding sentence, the rights and obligations of the parties hereto may not be assigned or transferred by either party without the prior written consent of the other party.

        6.5    Notices.    For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Mark J. Endry P.O. Box 355 Castle Rock, Colorado 80104-0355
If to Employer:	Hyperspace Communications, Inc. 8480 E. Orchard Road, Suite 6600 Greenwood Village, CO 80111 Attention: Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        6.6    Reformation; Severability.    It is the intent of Employer and Executive that the provisions of this Agreement, including Article 4, be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought, and the parties hereto prospectively consent to the reformation of the terms of Article 4 by any the arbitrator to achieve the enforcement of the terms of Article 4 to the fullest and broadest extent permissible in terms of duration, geographic scope, and limitation on competition. If any provision of this Agreement is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction, then as to such jurisdiction, such provision shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall not affect any other provision in this Agreement and the remainder of such provision and the remainder of this Agreement shall be unaffected and shall continue in full force and effect. Provided however, should the duration, geographical extent of, or business activity constrained by any limitation or restriction set forth in this Agreement be in excess of that which is valid and enforceable under applicable law, then such limitation or restriction shall be construed to cover only the maximum duration or extent, or those activities which may be lawfully, validly and enforceably limited or restricted by this Agreement under applicable law.

        6.7    Section Headings.    The section headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

        6.8    Survival of Obligations.    Termination of this Agreement for any reason shall not relieve Employer or Executive of any obligation accruing or arising prior to such termination.

        6.9    Amendments.    This Agreement may be amended only by written agreement of both Employer and Executive.

        6.10    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument. This Agreement shall become effective when copies hereof, when taken together, shall bear the signatures of both parties hereto. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

        6.11    Fees and Costs.    The Company will pay the arbitrator's fees in any arbitration under section 6.2. If any arbitration is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall recover from the non-prevailing party such prevailing party's reasonable attorneys fees, costs (other than the arbitrator's fees) and necessary disbursements in addition to any other relief to which the prevailing party may be entitled.

        [Signature Page Follows]

        IN WITNESS WHEREOF, Employer and Executive enter into this Executive Employment Agreement effective as of the date first set forth above.

"EMPLOYER" HYPERSPACE COMMUNICATIONS, INC.
By:
Name:
Title:
"EXECUTIVE"
Mark J. Endry

Exhibit A
[Job Description]
HYPERSPACE COMMUNICATIONS, INC.

        The position of President & Chief Executive Officer reports directly to the Company's Board of Directors and is responsible for the day-to-day executive leadership and management of the Company. Overall responsibilities revolve around continuing to build an organization that is dedicated to delivering and selling world-class products and services, selling appropriate and effective business strategies, managing internal operations, and working with customers and investors to ensure that the Company's aggressive revenue and profitability goals are achieved.

        As the Company continues to concentrate on recruiting world-class customers and partners, the CEO will also focus considerable attention toward driving both business development initiatives and new sales. Establishing and building-upon existing and new relationships with major prospects, customers and strategic partners are therefore major criteria/expectations for this position as well.

        The primary responsibility for the Chief Executive Officer is to implement the strategic goals and objectives of the organization. In addition, working in close concert with the Chairman of the Board is essential to enable the Board to fulfill its governance function and give direction and leadership toward the achievement of the organization's philosophy, mission, strategy, and its annual goals and objectives.

  Major responsibilities include:

    •
    Building upon the foundation of the current organization while crafting and executing the Company's future vision and growth strategies.

    •
    Identifying prospects and leading the acquisition of additional strategic partnerships.

    •
    Continuing to reinforce and mobilize a sense of urgency and time-to-market, first-mover advantages in the highly competitive marketplace.

    •
    Ensuring the timely delivery and quality of future products and services.

    •
    Providing the energy and guidance necessary to recruit, motivate and develop the technical and professional staffs throughout the organization.

    •
    Ensuring effective internal and external communications while promoting a sense of pride, participation and involvement throughout the Company.

    •
    Serving as the primary interface with high-level external constituents.

    •
    Participating collaboratively with the Chairman of the Board in all future fund-raising activities.

    •
    Taking a leadership role in negotiating and integrating strategic acquisitions and other opportunities that will increase the Company's technological competitiveness, expand its regional businesses and enhance the HyperSpace Communications value proposition in the marketplace.

    •
    Participating in intellectual property, licensing, and alliance negotiations with partner companies to offer end-to-end profitable solutions.

    •
    Representing the Company in all public relations opportunities, including media, trade organizations, affiliations and pundit relationships.

    •
    Managing the Company's P/L and budgets, and overall business plan execution.

Exhibit B

[Bonus Plans]
Executive Compensation and Bonus Plan

        1.    First Year Bonus.    During the remainder of the 2004 calendar year of the Amended and Restated Executive Employment Agreement (the "Agreement"), Executive, so long as Executive remains employed by the Company, shall be paid a bonus in the aggregate amount of $75,000 in two installments, on the following dates:

  (a)
  $50,000 to be paid in July 2004; and

  (b)
  $25,000 to be paid in October 2004.

        2.    Second Year Bonus.    During the second full contract year (i.e., October 27, 2004 through October 26, 2005) of the Agreement, and so long as Executive remains employed by the Company, the Executive shall be paid a bonus in the aggregate amount of 50% of Executive's base annual salary for that contract year in four installments, on the following dates:

  (a)
  25% of the bonus to be paid in January 2005;

  (b)
  25% of the bonus to be paid in April 2005;

  (c)
  25% of the bonus to be paid in July 2005; and

  (d)
  the final 25% of the bonus to be paid in October 2005.

        3.    Subsequent Bonus.    During each calendar year of the Amended Executive Employment Agreement after the second contract year (i.e., January 2006 and after), Executive shall be entitled to receive not less that 50% of his base salary for that calendar year as a bonus upon completion of certain targeted goals, objectives, and milestones established and approved by the Board of Directors of the Company (the "Board"). Prior to the commencement of each calendar year of the Amended Executive Employment Agreement after the second (i.e., January 2006 and after), Executive shall submit to the Board for approval a proposed "Bonus Plan" for the upcoming calendar year. Executive's proposed Bonus Plan shall include a description of the goals, objectives, and milestones and attendant bonus payments that shall be made by the Company to Executive in the event the Company attains such goals, objectives, and milestones during the respective calendar year. The Board shall review, and at the Board's discretion, modify and adopt the Bonus Plan, specifying the terms, conditions, amounts, and timing of the bonus payments to be made thereunder. The Bonus Plan as modified and adopted by resolution of the Board shall be the Bonus Plan in effect for the respective calendar year.

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  Exhibit 10.5
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
ARTICLE I TERM OF EMPLOYMENT
ARTICLE 2 DUTIES OF THE EXECUTIVE
ARTICLE 3 COMPENSATION OF THE EXECUTIVE
ARTICLE 4 NON-COMPETITION; CONFIDENTIALITY; WORK FOR HIRE
ARTICLE 5 TERMINATION OF EMPLOYMENT
ARTICLE 6 GENERAL PROVISIONS
Exhibit A [Job Description] HYPERSPACE COMMUNICATIONS, INC.
Exhibit B [Bonus Plans] Executive Compensation and Bonus Plan